Exhibit 10.28

Settlement, Release and Discharge

WHEREAS ___________ (hereinafter “Creditor”) has asserted claims of amounts due and payable (hereinafter “Claims”) by Single Touch Systems Inc., its subsidiaries, officers directors or employees (hereinafter “SITO”).

WHEREAS the Parties wish to put an end to these Claims, whether contractual or extra-contractual, or attributable, whether past, present or future;

WHEREAS the Parties wish agree to cancel, waive, terminate, revoke or otherwise retire any accrued, unpaid, past due, unclaimed, or implied cash payments that could be claimed by the Creditor as payable by SITO, whether contractual or extra-contractual, or attributable, whether past, present or future;

WHEREAS the Creditor accepts a total amount of ___________ common shares of SITO as full and final settlement of all claims and obligations;

WHEREAS The Creditor is aware that the Securities are and will be, when issued, “RESTRICTED SECURITIES” as that term is defined in Rule 144 (the “Rule”) of the General Rules and Regulations under the Act. Purchaser is fully aware of the applicable limitations on the resale of the Securities.

IN FURTHER CONSIDERATION OF THE TERMS OF THE SETTLEMENT REACHED BETWEEN THE PARTIES, THE PARTIES ACKNOWLEDGES AND AGREES TO THE FOLLOWING:

1. The preamble hereto forms an integral part of these presents.

2. As full consideration for settlement of all claims and obligations against SITO, Creditor accepts common shares of SITO of a total amount of ___________ common shares of SITO as full and final settlement of all claims and obligation;

3. In consideration of the cancellation of any Claims between the parties, the receipt and sufficiency of which being hereby acknowledged, Creditor for himself, his successors and assigns hereby grants a full and final release and discharge to SITO and to each of its agents, directors, officers, shareholders, employees, representatives, affiliates, subsidiaries, insurers, trustees, successors, assigns, and legal representatives, from any and all demands, claims, actions, causes of action, proceedings, losses, damages, charges and expenses, of any kind or nature whatsoever, past present or future including principal, interest accrued or to accrue and costs, in connection with or in any way relating to or arising out of the facts alleged in the above-mentioned declaration;

4. Consequently, the Creditor hereby consents to hold harmless SITO from any and all demands, claims, actions, causes of action, proceedings losses damages, charges and expenses including principal and interest accrued or to accrue and costs to which they may be subjected to and which results from any claim or action instituted by Creditor in connection with aforesaid matters;

5. Creditor will provide further assurances and provide any necessary information or documentation to implement this settlement and also provide any confirmations requested related to settlement of the Creditors claims.

6. It is understood that the present settlement does not in any way constitute an admission of liability on the part of any party to the agreement and that it has been entered into for the sole purpose of terminating any and all Claims between the parties amicably and avoiding costs and expenses in connection therewith;

7. Creditor hereby declares that he has read the foregoing Release, Discharge and Transaction and understands and know the contents thereof and that it contains the entire agreement between himself and SITO, having been advised by his legal counsel prior to signing same;

WHEREFORE, the Parties have signed the present Release, Discharge and Transaction at the place and date hereinafter mentioned.

At ___________ on the ___ day of June, 2010

By:

At Encinitas, California on the ___ day of June, 2010

Single Touch Systems, Inc.

By:	Anthony Macaluso
President